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                                                                    EXHIBIT 4(b)




                              EMPLOYMENT AGREEMENT

                 EMPLOYMENT AGREEMENT (the "Agreement"), made as of August 28, 1997, by and between GRAHAM-FIELD HEALTH PRODUCTS, INC. ("GFHP"), a Delaware corporation having its principal place of business at 400 Rabro Drive East, Hauppauge, New York 11788, and S.E. (GENE) DAVIS, an individual residing at 1744 Kanawha Drive, Stone Mountain, Georgia 30087 (the "Executive").

                              W I T N E S S E T H:

                 WHEREAS, GFHP, the Executive and Vicki Ray have entered into an Agreement and Plan of Reorganization dated as of August 28, 1997 (the "Purchase Agreement"), pursuant to which GFHP has purchased all of the capital stock of Medical Supplies of America, Inc., a Florida corporation (the "Company");

                 WHEREAS, the Executive and GFHP have entered into a Non-Competition Agreement dated as of August 28, 1997 (the "Non-Competition Agreement");

                 WHEREAS, the Executive was a shareholder of the Company and will derive substantial economic benefits from the performance of the Purchase Agreement;

                 WHEREAS, the Purchase Agreement provides that, simultaneously with the closing, the parties hereto enter into this Employment Agreement;





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                 WHEREAS, GFHP desires to retain the Executive as the President of the Company to advance the business and interests of the Company on the terms and conditions set forth herein;

                 WHEREAS, the Executive desires to provide his services to GFHP in such capacities, on and subject to the terms and conditions hereof; and

                 NOW, THEREFORE, in order to induce GFHP to perform its obligations under the Purchase Agreement, and in consideration of the promises and mutual covenants set forth herein and other good and valuable consideration, the parties hereto hereby agree as follows:

                 1. EMPLOYMENT. Subject to all of the terms and conditions hereof, GFHP does hereby employ the Executive, effective as of August 28, 1997 (the "Effective Date"), for a term commencing on the date hereof and ending on the date which is two (2) years after the date hereof (subject to early termination as provided herein) (the "Employment Term"), as the President of the Company, and the Executive does hereby accept such employment. The Employment Term will continue from year to year after the initial term of two (2) years, unless and until terminated by either party upon notice given not less than sixty (60) days prior to the end of the then-current term of the Executive's employment.

                 2. DUTIES OF EXECUTIVE. The Executive shall, during the term of employment hereunder, perform such executive and

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administrative duties and functions as may from time to time be appropriate and consistent with the Executive's position as President of the Company, subject at all times to the control and direction of the Board of Directors and the Chairman of the Board and Chief Executive Officer of GFHP. The Executive agrees to devote all of his business time to the business and affairs of the Company. The Executive shall be entitled to perform his duties in metropolitan Atlanta, Georgia, subject to reasonable travel required by the Company's business and the Executive shall not be required to relocate from metropolitan Atlanta, Georgia. The Executive agrees to perform his duties hereunder faithfully, diligently and to the best of his abilities and to refrain from engaging in any other business activity that does, will or could be deemed to interfere with the performance of his duties hereunder or does, will or could reasonably be deemed to conflict with the best interests of the Company or GFHP; provided, however, this Agreement shall not prevent the Executive from engaging in personal investment and volunteer activities that are not inconsistent with the Executive's duties under this Agreement. The Executive agrees to accept the payments to be made to him under this Agreement as full and complete compensation for the services required to be performed by, and the covenants of, the Executive under this Agreement.





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                 3.       COMPENSATION.

                          3.1     BASE SALARY.  GFHP agrees to pay the
Executive an annual base salary at the rate of One Hundred Forty Seven Thousand Five Hundred and Fifty Dollars ($147,550) per annum, subject to applicable federal, state and local withholding (the "Base Salary"), payable in substantially equal installments every week or in such other manner as GFHP may generally pay its employees. GFHP agrees to pay the Base Salary to the Executive without offset or mitigation. The Base Salary may be increased, but not decreased, from time to time; provided, however, that this Agreement shall not be deemed abrogated or terminated if GFHP shall determine to increase the Base Salary (or any other compensation of the Executive) for any period of time, or if the Executive shall accept such increase. GFHP agrees to review the Base Salary of the Executive on an annual basis; but nothing contained herein shall be deemed to obligate GFHP to increase the Base Salary at such time, or at any other time. Notwithstanding anything contained herein, the Base Salary may not be decreased by GFHP without the consent of the Executive.

                          3.2     REGULAR BENEFITS.  The Executive shall be
entitled to participate in any health insurance, accident insurance, hospitalization insurance, life insurance, pension, 401K, or any other similar plan or benefit afforded by GFHP to its executives generally, if and to the extent that the Executive is eligible to participate in accordance with the provisions of any





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such insurance, plan or benefit generally (such benefits, collectively, the
"Regular Benefits"). Nothing contained herein is intended, or shall be construed, to require GFHP to institute or retain any Regular Benefit, or any particular plan, insurance or benefits.

                          3.3     BONUS PROGRAM AND INCENTIVE PROGRAM.  In
order to provide performance-based incentive compensation to the Executive, GFHP hereby agrees that the Executive shall be eligible to participate in GFHP's bonus program and Incentive Program, which is generally made available to GFHP's executives and administered by GFHP's Stock Option and Compensation Committee.

                          3.4     FACILITIES AND REIMBURSEMENTS.  GFHP shall
furnish the Executive with office space, equipment, supplies, facilities and support personnel commensurate with the Executive's position. GFHP shall pay on behalf of the Executive (or reimburse him for) reasonable expenses incurred by the Executive at the request of, or on behalf of, GFHP in the performance of the Executive's duties hereunder in accordance with GFHP's reimbursement policies.

                          3.5     AUTOMOBILE ALLOWANCE.  GFHP will pay a
nonaccountable automobile allowance to Executive of Five Hundred Dollars ($500) per month during the term of Executive's employment under this Agreement. The allowance will be paid monthly on the first regular pay date of each month. In addition, GFHP will reimburse the Executive on a monthly basis for his reasonable gas





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expenses for the operation of the automobile for business purposes in accordance with GFHP's reimbursement policies.

                          3.6     TIME OFF.  The Executive will be entitled to
four (4) weeks paid vacation each year in accordance with the vacation policies of GFHP in effect for its executives from time to time, such vacations to be taken at times mutually agreeable to the Executive and the Company. The Executive will also be entitled to the paid holidays and other paid leave provided to executives under GFHP's policies.

                          3.7     LIFE AND DISABILITY INSURANCE.  GFHP shall
promptly pay when due the premiums under the existing life and disability insurance policies maintained for the Executive by the Company, and shall take all other steps reasonably necessary or appropriate to maintain such policies in full force and effect during the term of this Agreement; provided, however, in no event shall GFHP be required to pay premiums in the aggregate in excess of Six Thousand Dollars ($6,000.00) per year during the term of this Agreement.

                          3.8     OTHER BENEFITS.

                                  (a)  In recognition of the Executive's length
of service with the Company through and including the date hereof, GFHP hereby agrees that fifty percent (50%) of the accrued and unpaid vacation benefits of the Executive with the Company through the date hereof in the amount of $14,755 shall be paid to the Executive upon the termination of this Agreement, or alternatively, at the Executive's option, may be taken as additional vacation





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during the term of this Agreement at times mutually agreeable to the Executive and the Company.

                                  (b)      GFHP shall reimburse the Executive
for all costs and expenses in an amount not to exceed Nine Thousand Five Hundred Dollars ($9,500) per year associated with the Executive's membership and participation in The Executive Committee ("TEC"), an organization for executives based in Atlanta, Georgia.

                 4.       TERMINATION.

                          (a)     The Executive's employment hereunder may be
terminated under the following circumstances:

                              (i)          The Executive may terminate his
employment hereunder at any time on not less than forty-five (45) days' prior written notice to GFHP.

                              (ii)         In the event of the death of or
adjudicated incompetency or adjudicated insanity of the Executive during the Employment Term, this Agreement and all benefits payable hereunder shall terminate on the date of death or adjudication of incompetency or adjudicated insanity of the Executive.

                              (iii)        If the Executive, because of
illness, injury or other incapacitating condition, is unable to perform the essential functions of Executive's position for a period or periods aggregating more than three (3) months during any twelve (12) consecutive months, then GFHP, in its sole discretion, may terminate this Agreement by giving notice thereof to the Executive, and this Agreement and all benefits payable hereunder shall terminate upon the date of such notice.





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                              (iv)         GFHP may terminate the Executive's
employment at any time for Cause. For purposes of this Agreement, the term "Cause" shall mean: (A) willful and repeated neglect of his duties if such neglect is not cured within ten (10) days after written notice to Executive by GFHP, (B) the Executive's conviction of any misdemeanor or felony involving illegal drugs, or a felony involving violence, dishonesty or a breach of trust,
(C) any material misappropriation of any property of GFHP or its affiliates (whether or not a felony or misdemeanor), or any embezzlement of GFHP's or its affiliates' property, (D) the Executive's material breach of any of the covenants contained herein and such breach is not cured within ten (10) days after written notice to Executive by GFHP.

                          (b)     Upon any termination of the Executive's
employment under Section 4(a) of this Agreement, the Executive shall be entitled to receive solely all amounts and benefits to be paid or provided by GFHP under Section 3 of this Agreement to the date of such termination. The parties hereto acknowledge and agree that there are no implied rights whatsoever with respect to the termination of this Agreement and the employment contemplated hereunder.

                 5.       EXECUTIVE COVENANTS.

                          5.1     CONFIDENTIAL INFORMATION.  The Executive
expressly covenants and agrees that he will not at any time, whether during his employment by GFHP or during the Restricted Period (as defined in the Non-Competition Agreement), directly or





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indirectly, use or permit the use of any trade secrets, confidential information, or proprietary information (including, without limitation, customer lists, costing information, technical information, software techniques, business plans, marketing data, financial information or similar items) of, or relating to, GFHP, or any affiliate of GFHP, in connection with any activity or business, whether for his own account or otherwise (except solely the business of GFHP or the Company, if and to the extent that the Executive is then an employee of GFHP) and will not divulge such trade secrets, confidential information or proprietary information to any person, firm, corporation or other entity whatsoever. Any information which becomes known to the public without breach by the Executive of any of the terms hereof or of Executive's common law duties shall not be deemed to be trade secret or confidential or proprietary information of GFHP.

                          5.2     OWNERSHIP BY GFHP.  The Executive
acknowledges and agrees that all of his work product created, produced or conceived in connection with his association with GFHP shall be deemed work for hire and shall be deemed owned exclusively by GFHP. Without limiting the generality of the foregoing, the Executive agrees that GFHP shall have and possess all proprietary rights, patent rights, copyright rights and trade secret rights as may exist in such work product or as which are inherent therein or appurtenant thereto. The Executive agrees to execute and deliver all documents required by GFHP to document or perfect GFHP's proprietary rights in and to the Executive's work product.





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                          5.3     REMEDIES.  In the event of the breach by
Executive of any of the terms and conditions of this Agreement on his part to be performed hereunder, or in the event of the breach or threatened breach by Executive of any of the terms and provisions of this Section 5, then GFHP shall be entitled, if it so elects, to institute and prosecute any proceedings in any court of competent jurisdiction, either in law or equity, for such relief as it deems appropriate, including, without limiting the generality of the foregoing, any proceedings to obtain provable damages for any breach of this Agreement, to enforce the specific performance thereof by Executive or to obtain an injunction against the commission, threatened commission or continuance of any such breach or threatened breach. In any such action, if GFHP is successful, in whole or in part, Executive shall further, as an element of GFHP's damages, be liable for the reasonable attorney's fees and expenses of GFHP in the prosecution of such action or proceeding.

                          5.4     COVENANTS NON-EXCLUSIVE.  Each of the
Executive and GFHP acknowledges and agrees that the covenants contained in this
Section 5 shall not be deemed exclusive of any common law rights of GFHP and the Executive in connection with the relationships contemplated hereby; and that each of GFHP and the Executive shall have any and all rights as may be provided by law in connection with the relationships contemplated hereby.





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                 6.       GENERAL.

                          6.1     APPLICABLE LAW.  This Agreement shall, in all
respects, be governed by the laws of the State of New York without giving effect to conflicts of law principles.

                          6.2     ARBITRATION.  The parties to this Agreement
agree that any dispute relating to this Agreement shall be submitted to arbitration pursuant to this Section 6.2 which shall be finally and conclusively settled by the decision of a single arbitrator (the "Arbitrator") selected as hereinafter provided. The Executive and GFHP shall select the Arbitrator by mutual agreement of the parties; provided, however, if the parties fail to reach agreement on the selection of the Arbitrator, an arbitrator shall thereafter be selected by the American Arbitration Association upon application made to it by the parties for a member possessing expertise or experience appropriate to the dispute. The arbitration shall be conducted in metropolitan Atlanta, Georgia or such other place as shall be mutually agreed to by the parties, and the Arbitrator shall reach and render a decision in writing with respect to the dispute. In connection with rendering the decision, the Arbitrator shall adopt and follow such rules and procedures as the Arbitrator deems necessary or appropriate. It is the intent of the parties hereto that, barring extraordinary circumstances, decisions of the Arbitrator shall be rendered no more than thirty (30) days following commencement of proceedings with respect thereto. The Arbitrator shall cause its written decision to be delivered to each of the parties. Any decision made by the





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Arbitrator (either prior to or after the expiration of such thirty (30)
calendar day period) shall be final, binding and conclusive on each of the parties and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. The prevailing party to any arbitration shall be entitled to be awarded such party's attorneys' fees, and the expenses and fees of the arbitration.

                          6.3     SURVIVAL.  Except as otherwise provided
herein, the parties hereto agree that the covenants contained in Section 5 hereof shall survive any termination of employment by the Executive and any termination of this Agreement. In addition, the parties hereto agree that any compensation or right which shall have accrued to the Executive as of the date of any termination of employment or termination hereof shall survive any such termination and shall be paid when due to the extent accrued on the date of such termination.

                          6.4     INDEPENDENT REPRESENTATION.  The Executive
acknowledges that he has had the opportunity to seek independent counsel and tax advice in connection with the execution of this Agreement, and the Executive represents and warrants to GFHP (a) that he has sought such counsel and advice as he has deemed appropriate in connection with the execution hereof and the transactions contemplated hereby; and (b) that he has not relied on any representation of GFHP as to tax matters or as to the consequences of the execution hereof.





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                          6.5     NOTICES.  Any and all notices required or
desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if delivered either personally, by telex, facsimile transmission, same day delivery service, overnight expedited delivery service, or if deposited in the United States Mail, certified or registered, postage prepaid, return receipt requested. If notice is served personally, notice shall be deemed effective upon receipt. If notice is served by telex or by facsimile transmission, notice shall be deemed effective upon transmission, provided that such notice is confirmed in writing by the sender within one day after transmission. If notice is served by same day delivery service or overnight expedited delivery service, notice shall be deemed effective the day after it is sent, and if notice is given by United States mail, notice shall be deemed effective five days after it is sent. In all instances, notice shall be sent to the parties at the following addresses:

                          If to GFHP:

                          Graham-Field Health Products, Inc.
                          400 Rabro Drive East
                          Hauppauge, New York  11788
                          Attention:  Mr. Irwin Selinger
                                      Chairman of the Board and
                                      Chief Executive Officer

                          If to the Executive:

                          S.E. (Gene) Davis
                          1744 Kanawha Drive
                          Stone Mountain, Georgia  30087

                          With a copy to:

                          Rhys T. Wilson, Esq.





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                          Robins, Kaplan, Miller & Ciresi LLP
                          950 East Paces Ferry Road, N.E.
                          Suite 2600
                          Atlanta, Georgia   30326-1119


                 Any party may change its address for the purpose of receiving notices by a written notice given to the other party.

                          6.6     MODIFICATIONS OR AMENDMENTS.  No amendment,
change or modification of this document shall be valid unless in writing and signed by all of the parties hereto.

                          6.7     WAIVER.  No reliance upon or waiver of one or
more provisions of this Agreement shall constitute a waiver of any other provisions hereof.

                          6.8     SUCCESSORS AND ASSIGNS.  All of the terms and
provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns. However, no party shall voluntarily assign any rights hereunder, or delegate any duties hereunder, except upon the prior written consent of the other.

                          6.9      SEPARATE COUNTERPARTS.  This document may be
executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall, together, constitute and shall be one and the same instrument.

                          6.10     HEADINGS.  The captions appearing at the
commencement of the sections hereof are descriptive only and are for convenience of reference. Should there be any conflict between





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any such caption and the section at the head of which it appears, the substantive provisions of such section and not such caption shall control and govern in the construction of this document.

                          6.11     FURTHER ASSURANCES.  Each of the parties
hereto shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

                          6.12     ENTIRE AGREEMENT.  This Agreement
constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement, and any and all prior agreements, understandings or representations are hereby terminated and canceled in their entirety.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GRAHAM-FIELD HEALTH PRODUCTS, INC.         S.E. (GENE) DAVIS



By:
   ----------------------------            ---------------------------
Name:                                      S.E. (Gene) Davis
Title:





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